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                                   Exhibit 11


                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                            Three Months Ended            Six Months Ended
                                                                 June 30,                     June 30,
                                                       --------------------------    --------------------------
                                                           2001           2000           2001           2000
                                                       -----------    -----------    -----------    -----------
Earnings per Share Information:
--------------------------------------------------

Weighted average number of shares
   outstanding during the year ...................       3,971,202      4,043,680      3,962,386      4,166,253

Weighted average number of shares
   outstanding during the year
   including all dilutive potential shares .......       4,002,096      4,047,418      3,991,143      4,178,178

Net earnings .....................................     $   979,323    $   971,088    $ 1,971,460    $ 2,084,420

Earnings per share - basic .......................     $      0.25    $      0.24    $      0.50    $      0.50

Earnings per share - diluted .....................     $      0.24    $      0.24    $      0.49    $      0.50

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